Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces February 2007 Sales Results

New York, New York, March 8, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today announced its sales results for the month of February 2007.

For the four-week period ended March 3, 2007, net sales increased 4.6% to $136.1 million, compared with net sales of $130.1 million for the four-week period ended February 25, 2006. By division, net sales for Ann Taylor were up 1.4% to $54.6 million in February 2007, compared with net sales of $53.9 million in February 2006. For Ann Taylor LOFT, net sales declined 1.3% to $60.8 million in February 2007, compared with net sales of $61.6 million in February 2006.

For the four-week period ended March 3, 2007, comparable store sales declined 2.9%, versus a comparable store sales gain of 5.6% in the four-week period ended February 25, 2006. By division, comparable store sales increased 2.4% for Ann Taylor in the February 2007 period, compared with an increase of 9.8% in the prior year. For Ann Taylor LOFT, comparable store sales decreased 10.6% in February 2007, compared with an increase of 4.2% in the prior year.

Commenting on the February sales results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “As we expected, our overall February comp store sales results continued to reflect softness at LOFT, due to a product assortment that lacks the appropriate balance of updated classics, wear now and color. Conversely, our Ann Taylor division’s product assortment is clearly resonating with our clients, and we continue to deliver increased full-price sales and higher gross margin. Our full-price business at Ann Taylor was driven by the wear-to-work categories of suits, separates and dresses, and our overall momentum picked up considerably in the back half of the month as we headed into March. We continue to be pleased with our performance at Ann Taylor, as well as the performance of our Factory and online businesses, and we are working aggressively to get the LOFT product assortment back on track.”

About Ann Taylor

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 856 stores in 46 states, the District of Columbia and Puerto Rico, and Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 28, 2006.

ANNTAYLOR

Contact:

Maria A. Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

212-457-2199

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption; and

•	the impact of the Company’s Ann Taylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.